Exhibit 10(n)

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between R. R. Donnelley & Sons Company (“Donnelley”), its affiliated entities and their respective shareholders, directors, officers and employees (Donnelley and such others collectively referred to as the “Company”), and Michael J. Portland (the “Executive”) as of the 17th day of November, 2003.

WHEREAS, Donnelley has employed Executive as Executive Vice President under an offer of employment dated March 15, 2002 (the “Offer”); and

WHEREAS, the Company and Executive mutually agree to Executive’s severance from Donnelley and to settle any and all matters and potential claims on the terms and conditions and for the compensation stated herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and Executive agree as follows:

1.	Separation Date. Executive shall remain on the payroll of Donnelley at his base salary through December 31, 2003 (“Separation Date”), at which time his employment will terminate. Effective on the Separation Date, Executive shall be deemed to have resigned from any and all positions he may hold with the Company.

2.	Severance Obligations and Payments. So long as Executive is not in breach of the terms contained in paragraphs 3, 4, 5, and 6 of this Agreement, the Company will cause the following to be paid to Executive and shall cause the following events to occur:

a.	Pursuant to the terms of the Offer, the Company, for the twelve (12) months beginning January, 2004, shall pay to Executive a monthly gross sum of $23,916.67 as a severance benefit and not as compensation. The total payments to be received by Executive hereunder shall equal $287,000, and shall be made in accordance with the normal payroll practices of the Company.

b.	The rights of Executive under a stock option grant made to Executive by the Company on April 15, 2002, shall be cancelled, whether or not any portion thereof is vested.

c.	An agreement covering an option grant made to Executive on March 26, 2003, shall be amended as follows:

(i)	Delete the contents of paragraph 5 (e) and replace it with the following:

Provided that Optionee is in compliance with his obligations contained in a Separation and Release Agreement dated November 17, 2003, then notwithstanding the cessation of employment, the Option shall continue to vest in accordance with the provisions of paragraph 1(c) above and shall be exercisable during the Option Term. Should Optionee not comply with his obligations contained in the Separation and Release Agreement (including paragraphs 3 and 4 thereof), any portion of the Option not yet exercised by Optionee shall be immediately cancelled.

(ii)	Delete the contents of paragraph 7 and replace it with the following:

This option may be exercised by the executor, administrator, personal representative or Beneficiary of Optionee during the Option Term remaining, but only to the extent Optionee was vested in, and entitled to exercise the Option, on the date of Optionee’s death.

d.	At the same time as paid to other executives of the Company, the Executive shall receive in cash and not in stock the value, if any, earned under the provisions of the 2001 Senior Management Long Term Incentive Award made to Executive on April 15, 2002. Executive acknowledges that the Company may withhold from such payment, if any, any amounts remaining outstanding from Executive to the Company under the terms of the Loan Agreement described in paragraph 6 below.

e.	The 2003 Senior Management Long Term Incentive Award made to Executive on January 23, 2003, pursuant to the terms of the 2000 Stock Incentive Plan, shall be cancelled and Executive shall have no further rights under such award.

f.	Executive shall receive payment within thirty days of the Separation Date for all vacation days accrued and untaken as of the Separation Date. No further vacation will accrue after the Separation Date.

g.	At the time provided for in the Annual Management Incentive Plan for 2003, the Company will pay Executive his 2003 plan year bonus, if any is earned, in accordance with the funding and payout mechanisms specified in the plan and based on the assumption that Executive had successfully completed 100% of his OGSMs with a “meets expectations” performance rating.

h.	Executive shall be entitled to utilize the balance held by the Company in a financial planning account for reimbursement for tax or financial planning, or legal services required in connection with the review of this Agreement, provided that Executive shall utilize any balance on or before July 31, 2004, and provide documentation and seek reimbursement from the Company no later than December 1, 2004. Should any balance be remaining in the financial planning account at December 31, 2004, the Company shall cancel that balance, and thereafter the Executive shall not be entitled to any reimbursement for expenses incurred for tax, legal or financial planning services.

i.	Executive shall submit within fifteen (15) days of the Separation Date all expense account records and vouchers relating to his employment with the Company and the Company shall reimburse said expenses within thirty (30) days of receipt.

j.	The Company will pay for executive outplacement services for the Executive at an outplacement firm of the Company’s, such services to be delivered to Executive by October 31, 2004.

k.	Executive acknowledges that the Company has advised him that, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (ACOBRA@), he has a right to elect continued coverage under the Company’s group health plans, at his own expense, for a period of up to eighteen (18) months from the Separation Date; provided, however, that until the earlier of (a) expiration of twelve (12) months of COBRA benefits or (b) obtaining employment status with another employer that provides comparable health benefits, the Company shall reimburse Executive for the difference between (x) what Executive would pay for continuing health benefits had he continued to be employed by the Company and (y) what Executive actually incurs for like coverage under COBRA. Executive shall provide the Company with any evidence of actual COBRA payments as may be necessary to determine the Company’s obligations under this subparagraph.

l.	Executive has elected to participate in the Company’s supplemental life insurance and supplemental disability insurance programs for senior executives. As of the Separation Date, the Company will have no further obligations with respect to payment of premiums for policies held by Executive, but the Executive shall be free to continue to own and maintain such policies at his own expense.

m.	The payments and benefits described in this paragraph shall be subject to withholding taxes to the extent required by law.

3.	Non-Disparagement. Neither the Executive nor any person representing the Company in the giving of employment references shall at any time disparage the other or portray the other in a negative light, except that nothing herein shall prevent the Company from making any of its books and records available to third parties as required by law. Executive shall not disclose to any one (without the prior written consent of the Company) any information regarding the Company or its financial condition, contractual arrangements, internal affairs, or governance which is non-public, confidential, or proprietary or which would in any way injure the reputation of the Company or of any of the (past or present) shareholders, members, directors, officers, employees, agents or attorneys of the Company. Executive acknowledges that a breach by him of his obligations under this paragraph 3 shall result in the right of the Company to terminate its obligations under this Agreement and the payment of any monies pursuant to any of the provisions hereof, including paragraph 2.

4.	Release. Executive, on behalf of himself, his heirs, executors, attorneys, administrators, and assigns, agrees to release the Company (including current and former employees, partners, fiduciaries, directors, agents, divisions, parents, subsidiaries, affiliates, attorneys or other related entities) from all known or unknown claims, demands, agreements, actions, suits, causes of action, damages and liabilities of any kind, in law or equity or otherwise, which Executive has, had or may have against Company related to Executive’s employment, resignation from his positions with the Company, or separation from Donnelley, including, but not limited to, claims which could have been asserted under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit and Protection Act, or under any compensation, bonus, severance, or other benefit plan. Notwithstanding the foregoing, nothing herein shall release or waive any rights Executive may have to enforce the provisions of this Agreement, or release any claims for any benefits due to Executive under any stock or benefit plans available to Executive as a result of his later retirement (as defined in applicable retirement plans) or under the provisions hereof. Executive acknowledges and agrees that the release and covenant not to sue included in this paragraph are essential and material terms of this Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. Executive understands and acknowledges the significance and consequences of this release, and hereby further acknowledges the receipt of separate consideration beyond that to which he would otherwise be entitled in exchange for such release.

5.	Effect on Other Agreements. On March 23, 2002, Executive signed an Agreement Regarding Confidential Information, Intellectual Property, and Non-Solicitation of Employees, a copy of which is attached hereto as Exhibit A. Executive understands and acknowledges that he will be expected to abide, and will abide, by the terms of that Agreement. Executive also agrees to remain bound by any agreement signed relating to any credit card issued to Executive as a Donnelley employee.

6.	Loan Agreement. Executive acknowledges and reaffirms his obligations under an agreement dated March 15, 2002 (the “Loan Agreement”), to repay to the Company a loan in the principal amount of $200,000, in accordance with the terms of the Loan Agreement and paragraph 2(d) above. For purposes of the Loan Agreement, the Separation Date shall be the date of termination of employment.

7.	Electronic Equipment. Executive will return to the Company any computers or other work-related equipment furnished to him during the course of his employment. All software programs and files belonging to the Company shall also be returned to the Company.

8.	Retirement Benefits. Executive acknowledges that he has not vested in, and will have no rights to benefits provided under any of the Company retirement plans (retirement benefit plan, cash balance plan, unqualified supplemental retirement plan, or otherwise).

9.	Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with regard to the matters described in this Agreement and supersedes any and all prior or contemporaneous agreements and understandings, oral or written, between Executive and the Company.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Illinois, as applied to agreements executed in and to be fully performed within Illinois.

11.	Legal Advice. In signing below, Executive expressly acknowledges that he has read this Agreement carefully, that he fully understands its terms and conditions, that he has been advised of his rights and has been advised to consult an attorney prior to executing this Agreement. Executive intends to be legally bound by the terms and conditions of this Agreement.

12.	Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns and Executive’s rights hereunder shall inure to the benefit of his legal representatives or designated beneficiaries.

13.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

14.	Notices. All notices or other communications required or permitted hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier or by United States mail. Notices by mail shall be deemed given two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by facsimile or private courier shall be deemed given on the first business day following the date of sending. All notices or other communications shall be addressed as follows:

If to the Company, to:

R. R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601-1696

Attn: General Counsel

Facsimile: 312/326-7620

If to Executive, to:

Mr. Michael J. Portland

[Home Address]

or to such other address as such party may indicate by a notice delivered to the other.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ HAVEN E. COCKHERHAM	/s/ MICHAEL J. PORTLAND

Name:	Haven E. Cockerham,	Executive
Senior Vice President